Exhibit 1

                   Iowa Farm Bureau Federation and Affiliated
                          Companies 401(k) Savings Plan

                              Financial Statements
                                  and Schedules


                     Years ended December 31, 1996 and 1995






                         Report of Independent Auditors


The Board of Directors
Iowa Farm Bureau Federation

We have audited the accompanying statements of net assets available for plan benefits of the Iowa Farm Bureau Federation and Affiliated Companies 401(k) Savings Plan as of December 31, 1996 and 1995, and the related statements of changes in net assets available for plan benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Plan at December 31, 1996 and 1995, and the changes in its net assets available for plan benefits for the years then ended, in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedules of assets held for investment at December 31, 1996 and transactions or series of transactions in excess of 5% of the current value of plan assets for the year then ended are presented for purposes of complying with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, and are not a required part of the financial statements. The supplemental schedules have been subjected to the auditing procedures applied in our audit of the 1996 financial statements and, in our opinion, are fairly stated in all material respects in relation to the 1996 financial statements taken as a whole.

The information presented in the schedules of assets held for investments and transactions or series of transactions in excess of 5% of the current value of plan assets assume cost to be equal to current value as historical cost information is not available. Disclosure of cost information, which is not considered material to the financial statements taken as a whole, is required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.


                                      /s/ Ernst & Young LLP


Des Moines, Iowa
May 19, 1997




                   Iowa Farm Bureau Federation and Affiliated
                          Companies 401(k) Savings Plan

              Statements of Net Assets Available for Plan Benefits


                                                    DECEMBER 31
                                                1996           1995
                                             -----------   -----------
ASSETS
Investments:
   Mutual funds, at fair value:
     FBL Series Fund, Inc.:
       High Grade Bond Portfolio             $   211,859   $   225,532
       High Yield Bond Portfolio                 238,734       246,354
       Managed Portfolio                       1,005,085       825,183
       Money Market Portfolio                     51,648        65,997
       Blue Chip Portfolio                       722,226       516,020
       Growth Common Stock Portfolio           2,550,253     2,154,425
                                             -----------   -----------
                                               4,779,805     4,033,511

     FBL Money Market Fund, Inc.                  57,815        70,356
                                             -----------   -----------
   Total investments in mutual funds           4,837,620     4,103,867

   Flexible premium deferred annuities         3,774,829     4,273,444
   FBL Financial Group, Inc. common stock      2,022,479           -
   Notes receivable from participants            592,745       579,579
                                             -----------   -----------
TOTAL INVESTMENTS AND NET ASSETS AVAILABLE
   FOR PLAN BENEFITS                         $11,227,673   $ 8,956,890
                                             ===========   ===========


SEE ACCOMPANYING NOTES.



                   Iowa Farm Bureau Federation and Affiliated
                          Companies 401(k) Savings Plan

                       Statements of Changes in Net Assets
                           Available for Plan Benefits


                                                                 YEAR ENDED DECEMBER 31
                                                                  1996            1995
                                                              ------------    ------------
Additions:
   Investment income:
     Interest                                                 $    307,156    $    314,291
     Dividends                                                     101,967         177,406
     Net unrealized and realized gains on investments            1,213,023         628,494
                                                              ------------    ------------
                                                                 1,622,146       1,120,191
   Contributions:
     Employee                                                      548,285         501,033
     Employer                                                      306,004             -
     Rollovers from other plans                                    142,604          15,298
                                                              ------------    ------------
Total additions                                                  2,619,039       1,636,522

Deductions - benefits paid to participants                        (348,256)       (265,194)
                                                              ------------    ------------
Net additions                                                    2,270,783       1,371,328

Net assets available for plan benefits at beginning of year      8,956,890       7,585,562
                                                              ------------    ------------
Net assets available for plan benefits at end of year         $ 11,227,673    $  8,956,890
                                                              ============    ============


SEE ACCOMPANYING NOTES.




                   Iowa Farm Bureau Federation and Affiliated
                          Companies 401(k) Savings Plan

                          Notes to Financial Statements

                                December 31, 1996


1.  SIGNIFICANT ACCOUNTING POLICIES

Investments in FBL Series Fund, Inc., FBL Money Market Fund, Inc. and common stock of FBL Financial Group, Inc. are stated at fair market value, based on the latest quoted market price. Investments in flexible premium deferred annuities, which are considered fully benefit-responsive contracts, are valued at contract value (including earnings attributed to the investment). Contract value approximates fair value.

Notes receivable from participants are stated at the unpaid principal balance plus accrued interest, which approximate fair value. The interest rate is 1-1/2% above the FBL Flexible Premium Deferred Annuity Rate and ranged from 7.75% to 8.35% during the year ended December 31, 1996 and 8.10% to 8.60% during the year ended December 31, 1995.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.


2.  DESCRIPTION OF THE PLAN

Iowa Farm Bureau Federation and Affiliated Companies 401(k) Savings Plan (the
Plan) is a defined contribution plan which covers substantially all employees of Iowa Farm Bureau Federation and affiliated companies (the Companies) and is designed to provide retirement benefits. Participants are allowed to contribute from 1% to 15% of their salaries, after tax, to the Plan, subject to certain limitations described in the plan document. The Companies may contribute a discretionary matching contribution equal to a percentage not to exceed the aggregate amount of compensation contributed to each participant's deferral account for each plan year. Effective January 1, 1996, the Company approved a plan amendment which provides profit sharing for agency managers and assistant agency managers through employer contributions to the Plan. All amounts are 100% vested. The Plan also allows for participants to borrow money from the Plan subject to certain provisions.

In addition, the Companies provide a supplemental early retirement plan. This supplemental plan together with the basic defined benefit retirement plan provides employees 70% of average monthly compensation after age 55 with 30 years of service. Because total contributions to the basic retirement plan, the supplemental early retirement plan, and the Plan would likely exceed the 25% of taxable compensation limitation, the Companies discontinued pre-tax contributions to the 401(k) plan effective January 1, 1994 and implemented a 401(m) amendment to the plan. The 401(m) amendment will only allow after-tax dollar contributions.

On termination of service, the participant may elect to receive either a lump-sum amount equal to the value of the account or equal installment payments over a period of time not to exceed the life expectancy of the participant.

The foregoing description of the Plan provides only general information. A more complete description of the Plan's provisions may be obtained from the plan administrator.


3.  INVESTMENTS

Contributions are invested in the mutual funds, flexible premium deferred annuities sponsored by or offered by the Companies or common stock of FBL Financial Group, Inc. Participants may elect which portfolios of the mutual funds to invest their contributions. The portfolios invest primarily in common stock, fixed income, high quality corporate bonds, debt securities of the United States Government and short-term money markets. Participants electing to have contributions deposited into the Flexible Premium Deferred Annuities receive interest at a rate determined by the Board of Directors of Farm Bureau Life Insurance Company, with a guaranteed rate of 3%. These rates vary based upon the investment experience of the general account of Farm Bureau Life Insurance Company. During the years ended December 31, 1996 and 1995, the interest rate credited to these contributions ranged from 6.25% to 6.85% and 6.60% to 7.10%, respectively. During the years ended December 31, 1996 and 1995, the average yield on the Flexible Premium Deferred Annuities was 6.65% and 6.84%, respectively. Participants who elect to purchase stock in the Company do so at the closing market price on the trade date.

Changes in net assets available for plan benefits for each investment option are as follows:

                                   HIGH GRADE   HIGH YIELD                 MONEY
                                      BOND        BOND        MANAGED      MARKET      BLUE CHIP
                                   PORTFOLIO    PORTFOLIO    PORTFOLIO    PORTFOLIO    PORTFOLIO
                                   ---------    ---------    ---------    ---------    ---------
Net assets available for plan
   benefits at January 1, 1995     $ 185,448    $ 229,548    $ 622,588    $  56,870    $ 384,796
   Interest and dividend income       12,910       19,065       38,250        2,281        4,046
   Net unrealized and realized
     gains on investments             11,408        8,147      118,477         --        121,697
   Contributions:
     Employees                         8,835       16,258       82,854        7,328       38,453
     Rollovers from other plans          341          751        3,434        1,330          751
   Benefits paid to participants      (2,527)     (18,708)     (25,378)        (525)     (18,218)
   Transfers between funds             9,117       (8,707)     (15,042)      (1,287)     (15,505)
                                   ---------    ---------    ---------    ---------    ---------
Net assets available for plan
   benefits at December 31, 1995     225,532      246,354      825,183       65,997      516,020



                                      HIGH GRADE     HIGH YIELD                      MONEY
                                         BOND          BOND          MANAGED         MARKET       BLUE CHIP
                                      PORTFOLIO      PORTFOLIO      PORTFOLIO      PORTFOLIO      PORTFOLIO
                                     -----------    -----------    -----------    -----------    -----------
   Interest and dividend income      $    13,289    $    17,907    $    29,356    $     2,037    $     3,529
   Net unrealized and realized
     gains (losses) on investments        (1,860)         9,748        106,246           --          109,081
   Contributions:
     Employees                            13,883         18,650         93,830          7,631         53,842
     Employer                              1,922          9,692         67,123           --           83,182
     Rollovers from other plans            1,212            774         33,410          3,462         18,209
   Benefits paid to participants          (5,586)        (3,559)       (30,159)        (5,221)       (23,266)
   Transfers between funds               (36,533)       (60,832)      (119,904)       (22,258)       (38,371)
                                     -----------    -----------    -----------    -----------    -----------
Net assets available for plan
   benefits at December 31, 1996     $   211,859    $   238,734    $ 1,005,085    $    51,648    $   722,226
                                     ===========    ===========    ===========    ===========    ===========



                                                                                  FBL
                                    GROWTH                       FLEXIBLE      FINANCIAL        NOTES
                                    COMMON        FBL MONEY      PREMIUM       GROUP, INC.   RECEIVABLE
                                     STOCK       MARKET FUND,    DEFERRED        COMMON         FROM
                                   PORTFOLIO         INC.        ANNUITIES       STOCK       PARTICIPANTS      TOTALS
                                  -----------    -----------    -----------    -----------   -----------    -----------
Net assets available for plan
   benefits at January 1, 1995    $ 1,620,314    $    69,154    $ 3,918,338    $      --     $   498,506    $ 7,585,562
   Interest and dividend income        97,744          3,110        280,358           --          33,933        491,697
   Net unrealized and realized
     gains on investments             368,765            --             --            --             --         628,494
   Contributions:
     Employees                        161,425         11,276        174,604           --             --         501,033
     Rollovers from other plans         5,056            --           3,635           --             --          15,298
   Benefits paid to participants      (79,269)        (2,139)      (118,430)          --             --        (265,194)
   Loans made to participants             --             --        (353,300)          --         353,300            --
   Loan repayments                        --             --         306,160           --        (306,160)           --
   Transfers between funds            (19,610)       (11,045)        62,079           --             --             --
                                  -----------    -----------    -----------    -----------   -----------    -----------
Net assets available for plan
   benefits at December 31, 1995    2,154,425         70,356      4,273,444           --         579,579      8,956,890



                                                                                      FBL
                                     GROWTH                         FLEXIBLE        FINANCIAL        NOTES
                                     COMMON         FBL MONEY       PREMIUM        GROUP, INC.    RECEIVABLE
                                      STOCK        MARKET FUND,     DEFERRED         COMMON          FROM
                                    PORTFOLIO          INC.         ANNUITIES         STOCK       PARTICIPANTS       TOTALS
                                   ------------    ------------    ------------    ------------   ------------    ------------
   Interest and dividend income    $     27,671    $      2,540    $    268,960    $      5,638   $     38,196    $    409,123
   Net unrealized and realized
     gains on investments               384,965             --              --          604,843            --        1,213,023
   Contributions:
     Employees                          173,441          11,670         159,267          16,071            --          548,285
     Employer                            76,094             --           59,660           8,331            --          306,004
     Rollovers from other plans          17,746             --           65,721           2,070            --          142,604
   Benefits paid to participants        (77,415)         (2,755)       (200,295)            --             --         (348,256)
   Loans made to participants               --              --         (412,000)            --         412,000             --
   Loan repayments                          --              --          437,030             --        (437,030)            --
   Transfers between funds             (206,674)        (23,996)       (876,958)      1,385,526            --              --
                                   ------------    ------------    ------------    ------------   ------------    ------------
Net assets available for plan
   benefits at December 31, 1996   $  2,550,253    $     57,815    $  3,774,829    $  2,022,479   $    592,745    $ 11,227,673
                                   ============    ============    ============    ============   ============    ============



The fair values of individual investments that represent 5% or more of the Plan's net assets are as follows:

                                                             DECEMBER 31
                                                          1996         1995
                                                       ----------  -----------
FBL Series Fund, Inc.:
  Managed Portfolio (75,798 shares in 1996 and
    64,217 shares in 1995)                             $1,005,085  $   825,183
  Blue Chip Portfolio (24,700 shares in 1996 and
    20,908 shares in 1995)                                722,226      516,020
  Growth Common Stock Portfolio (173,369 shares
    in 1996 and 152,796 shares in 1995)                 2,550,253    2,154,425
Flexible premium deferred annuities                     3,774,829    4,273,444
Common stock of FBL Financial Group, Inc.
  (80,957 shares in 1996)                               2,022,479            -
Notes receivable from participants                        592,745      579,579


4.  INCOME TAX STATUS

The Plan has received a determination letter from the Internal Revenue Service dated November 18, 1994, stating that the Plan is qualified under Section 401(a) of the Internal Revenue Code of 1986 (the "Code") and, therefore, is exempt from taxation. Once qualified, the Plan is required to operate in conformity with the Code and ERISA to maintain its tax-exempt status. The administrator is not aware of any course of action or series of events that have occurred that might adversely affect the Plan's qualified status.


5.  ADMINISTRATIVE AND OPERATING EXPENSES

The Companies pay all administrative and operating expenses of the Plan.




                                   SCHEDULES


                   Iowa Farm Bureau Federation and Affiliated
                          Companies 401(k) Savings Plan

                           Assets Held for Investment

                                December 31, 1996


        IDENTITY OF ISSUER,               DESCRIPTION OF INVESTMENT
             BORROWER,                    INCLUDING MATURITY DATE,                                 CURRENT
         OR SIMILAR PARTY                     RATE OF INTEREST                   COST*              VALUE
----------------------------------------------------------------------------------------------------------------
FBL Series Fund, Inc.               Investments in mutual fund as
                                       follows:
                                       High Grade Bond Portfolio              $     211,859      $     211,859
                                       High Yield Bond Portfolio                    238,734            238,734
                                       Managed Portfolio                          1,005,085          1,005,085
                                       Money Market Portfolio                        51,648             51,648
                                       Blue Chip Portfolio                          722,226            722,226
                                       Growth Common Stock Portfolio              2,550,253          2,550,253

FBL Money Market Fund, Inc.         Money market mutual fund                         57,815             57,815

Farm Bureau Life Insurance Company  Flexible premium deferred annuities           3,774,829          3,774,829

FBL Financial Group, Inc.           Class A common stock                          2,022,479          2,022,479

Various participants                Notes receivable, 7.75% to 10.25%,
                                       due through December 2000                    592,745            592,745
                                                                                -----------        -----------
Total investments                                                               $11,227,673        $11,227,673
                                                                                ===========        ===========


The issuers of all of the investments above are considered as parties-in-interest to the Plan.


* Cost is assumed to equal current value as historical cost information is not available for all types of investments.




                   Iowa Farm Bureau Federation and Affiliated
                          Companies 401(k) Savings Plan

                Transactions or Series of Transactions in Excess
                    of 5% of the Current Value of Plan Assets

                          Year ended December 31, 1996


 NUMBER OF
TRANSACTIONS   IDENTITY OF PARTY INVOLVED                  DESCRIPTION OF ASSET
-----------------------------------------------------------------------------------------------------

CATEGORY (i) - ANY SINGLE SECURITY TRANSACTION WHICH EXCEEDS 5% OF THE PLAN
ASSETS.

For purposes of schedule presentation, category (i) transactions have been aggregated and included under the category (iii) heading.

CATEGORY (iii) - ANY TRANSACTIONS INVOLVING SECURITIES OF THE SAME ISSUE, WHEN
AGGREGATED, EXCEEDS 5% OF PLAN ASSETS.
    55         FBL Series Fund, Inc.*                      Purchases of Growth Common Stock Portfolio

   125         FBL Series Fund, Inc.*                      Sales of Growth Common Stock Portfolio

    76         Farm Bureau Life Insurance Company*         Purchases of Flexible Premium Deferred
                                                              Annuity

   289         Farm Bureau Life Insurance Company*         Sales of Flexible Premium Deferred Annuity

   414         FBL Financial Group, Inc.*                  Purchases of FBL Financial Group common
                                                              stock

   101         Various participants*                       Issuance of notes receivable

    12         Various participants*                       Repayments (net of interest) of notes
                                                                  receivable


THERE WERE NO CATEGORY (ii) OR (iv) TRANSACTIONS DURING THE YEAR ENDED DECEMBER
31, 1996.


*    Indicates party-in-interest to the Plan.


Cost information is not available. Purchases include expenditures for securities and realized and unrealized gains/losses during the year. Sales represent proceeds received upon sale of securities.




                                                   CURRENT VALUE      NET GAIN
PURCHASE PRICE   SELLING PRICE    COST OF ASSET      OF ASSET          (LOSS)
-------------------------------------------------------------------------------

  $  729,459      $       --       $  729,459      $  729,459        $     --


          --         333,631          333,631         333,631              --


   1,106,915              --        1,106,915       1,106,915              --


          --       1,605,530        1,605,530       1,605,530              --


   2,022,479              --        2,022,479       2,022,479              --

     450,196              --          450,196         450,196              --



          --         437,030          437,030         437,030              --